Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-38020) pertaining to the Grant Prideco, Inc. 401(k) Savings Plan of our report dated June 23, 2004, with respect to the statements of net assets available for benefits of the Grant Prideco, Inc. 401(k) Savings Plan included in this Annual Report (Form 11-K) as of December 31, 2003.

/s/ Ernst & Young LLP

Houston, Texas
June 23, 2005

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